Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Blue Nile, Inc of our report dated March 13, 2006 relating to the financial statements and the financial statement schedules, which appears in the Form 10-K for the year ended December 30, 2007.
/s/ PricewaterhouseCoopers LLP
Seattle, WA
February 25, 2008